THIS SHARE PURCHASE AGREEMENT made as of February 10, 2004 by and among
ZIM Corporation, a company incorporated pursuant to the Canada Business Corporations Act (the "Purchaser"), and the parties listed in Schedule "A" hereto (each, a "Shareholder" and collectively, the "Shareholders" with those Shareholders shown in Part 1 of Schedule A being the "Principal Shareholders");

      WHEREAS EPL Communications Limited, is a company incorporated pursuant to the Companies Act 1985 under company number 04878654 having a registered office at Unit 21 City Business Centre, St' Olva's Court, Lower Road, London SE16 2XB ("Communications") and E-Promotions Limited is a company incorporated pursuant to the Companies Act 1985 under company number 03774847 and having a registered office at Onega House, 112 Main Road, Sidcup, Kent DA14 6NG ("Promotions" and, collectively Promotions and Communications being termed "the Companies")

      AND WHEREAS the Shareholders are the registered and beneficial owners of an aggregate of 2 ordinary shares in Communications (the "Communications Shares"), being all of the issued shares in the capital stock of Communications, which Communications Shares are held by the Shareholders as set forth beside each Shareholder's name on Schedule "A" hereto;

      AND WHEREAS the Shareholders are the registered and beneficial owners of an aggregate of 11,246 ordinary shares in Promotions (the "Promotions Shares") being all of the issued shares in the capital stock of Promotions, which Promotions Shares are held by the Shareholders as set forth beside each Shareholder's name on Schedule "A" hereto (the Communications Shares and the Promotions Shares being collectively termed the "Purchased Shares");

      AND WHEREAS each of the Shareholders has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from each respective Shareholder all of the Purchased Shares such sale and purchase to be completed (subject to the terms of this Agreement) on February 10, 2004 or such other date as the Purchaser and the Principal Shareholders may agree (the "Completion Date");

      AND WHEREAS the Shareholders, and the Purchaser have entered into a letter of intent dated as of January 22, 2004 (the "Term Sheet") setting forth the general terms in respect of the purchase and sale of the Purchased Shares, which general terms are fully defined under the herein Agreement;

      NOW THEREFORE, THIS AGREEMENT WITNESSES as follows:

1.    PURCHASE AND SALE.

As of the Completion Date, subject to the terms hereof, each of the Shareholders hereby agrees to sell their respective Purchased Shares to the Purchaser with full title guarantee and the Purchaser agrees to purchase from each Shareholder their respective Purchased Shares as set forth opposite the name of such Purchaser on Schedule "A" hereto on the Completion Date (as hereinafter defined). The sale of the Purchased Shares by the Shareholders to the Purchaser shall be completed by the parties on the Completion Date, by delivery by the Shareholders to the Purchaser of the documents set forth in Section 3 hereof against delivery by the Purchaser of the consideration specified in Section 2 hereof.

2.    PURCHASE PRICE AND PAYMENT.

2.1 In full consideration for the purchase by the Purchaser of the Purchased Shares, the purchase price (the "Purchase Price") shall be the amount set forth in Section 2.2 hereof and shall be paid by the Purchaser to the Shareholders at the times set forth therein.

2.2 The consideration for the Purchased Shares shall be the aggregate sum of two hundred and fifty thousand U.S. dollars (US$250,000) (the "Cash Consideration") together with the issue by the Purchaser to the Shareholders of a total of four million (4,000,000) common shares in the capital of the Purchaser (the "Share Consideration").

2.3 On the Completion Date, the Purchase Price shall be paid and satisfied as follows:

      (a) the Cash Consideration by way of immediately available certified funds in the amount of two hundred and fifty thousand U.S. dollars (US$250,000), shall be paid to Lithgow Pepper & Eldridge (the "Shareholders' Solicitors") by electronic transmission of funds to the Shareholders' Solicitors Clients' Account at National Westminster Bank Plc, Regents Street Branch, Sort Code 56 00 27, Account Number 24428019, and allocated among the Shareholders in the manner set forth on Schedule "B" hereto; the receipt of such funds by the Shareholders' Solicitors shall be sufficient discharge of the Purchaser's obligations to the Shareholders under this Section 2.3(a);

      (b)   the Share Consideration by way of

            (i) share certificates representing ninety percent (90%) of each Shareholder's respective Share Consideration shall be released to each such Shareholder, as allocated among the Shareholders in the manner set forth on Schedule "B" hereto on the Completion Date;

            (ii) share certificates representing ten percent (10%) of each Shareholder's respective Share Consideration (collectively, the "Escrow Shares"), as allocated among the Shareholders in the manner set forth on Schedule "B" hereto, shall be held pursuant to the provisions of an escrow agreement to be entered into by and among the Purchaser and the Shareholders substantially in the form attached at Schedule C hereto (the "Escrow Agreement"), pursuant to which Escrow Agreement, any remaining Escrow Shares on the first anniversary of the Completion Date after any transfers made pursuant to the Escrow Agreement, shall be released to each Shareholder in the same proportions to which they originally contributed to the Escrow Shares at such date;

2.4 The Cash Consideration and the Share Consideration shall be allocated as between the Communications Shares and the Promotions Shares in the manner set forth on Schedule "B" hereto.

3.     COMPLETION.

3.1    Time of the Essence.  Time shall be of the essence of this Agreement.

3.2 Completion. The Completion of the transactions contemplated by this Agreement (the "Completion") shall take place at 2.00 p.m. (Greenwich mean time) on the Completion Date contemporaneously by facsimile and/or e-mail delivery at the offices of (i) solicitors to the Purchaser, LaBarge Weinstein LLP, at 515 Legget Drive, Suite 800, Ottawa, Ontario, Canada, and (ii) the Shareholders' Solicitors, at 84 Wimpole Street, London W1G 9SE, or at such other place(s) and at such other time as may be approved in writing by the parties hereto.

3.3 Completion Procedures. At or prior to the Completion, the Shareholders and the Purchaser shall take or cause to be taken all actions, steps and corporate proceedings necessary or reasonably desirable to validly and effectively approve or authorize the completion of the transactions herein provided for; and, upon fulfillment of all of the conditions set forth in Sections 4 and 5 hereof which have not been waived in writing as provided for therein:

       (a) the Shareholders shall deliver or cause to be delivered to the Purchaser all documents required to be delivered hereunder, including, but not limited to the following:

            (i) all of the certificates representing all of the Purchased Shares together with duly signed stock transfer forms transferring the same into the name of the Purchaser;

            (ii) a certified copy of any power of attorney or other instrument under which this Agreement, any transfer of any Shares or any related document is executed on behalf of any Shareholder;

            (iii) a letter in the form attached at Schedule D from the Auditors addressed to the Company in which they resign as auditors of the Company, confirm that they have no claim against the Company for professional fees or otherwise and make a statement to the effect that there are no circumstances commented with their ceasing to hold office which they consider should be brought to the attention of the members of the Company pursuant to section 394(1) of the Companies Act;

            (iv) confirmations in a form reasonably satisfactory to the Purchaser in respect of the balances on each bank account of the Company at the close of business on the Business Day before the Completion Date;

            (v) certificates of incorporation, certificates of incorporation on change of name, cheque books, bank mandates and books and records of each Company, and all certificates and documents of title relating to all the investments of each Company;

            (vi) resignation letters from the present directors and secretary of each Company in the form attached at Schedule E;

            (vii) the minute books and other statutory books (in each case written up to, but not including the Completion Date) and corporate seals (if any) of each of the Companies;

            (viii)the Escrow Agreement executed by each of the parties thereto;


            (ix) non-competition and non-solicitation agreements in favour of the Companies and the Purchaser in the forms attached as Schedule "F", from Maria Vendone and Stephen Wright;

            (x) an enforceability opinion of solicitors to each of the Companies and the Shareholders addressed to the Purchaser in the form attached as Schedule "G" hereto;

            (xi) a certificate dated with the Completion Date executed by each Shareholder attesting to the truth and accuracy of each of the representations and warranties of the Shareholders set forth in Section 7 hereof as if each such representation and warranty were made on and as of the Completion Date;

            (xii) all such other assurances, certificates, consents, agreements, documents and instruments as may reasonably be required by the Purchaser to complete the transactions contemplated by this Agreement or arising as a result of the conduct by the Purchaser of its due diligence on the Companies the Purchaser giving the Shareholders reasonable notice of such other documentation as may be required under this sub-Section to enable the Shareholders to obtain and (if required) execute the same prior to Completion; and

            (xiii) Maria Vendone and Stephen Wright each enter into a consulting agreement with the Purchaser in the form attached as Schedule "H"; and

       (b) the Shareholders shall procure that:

            (i) the directors of the Companies approve for registration the transfers of the Purchased Shares subject to their being duly stamped;

            (ii) the persons nominated by the Purchaser (the Purchaser giving the Shareholders reasonable notice of such nomination to enable appropriate documentation to be prepared and executed) are duly appointed as directors of the Companies (and, where necessary, any limit on the number of directors under any Companies' articles is increased);

            (iii) each of the present directors and secretary of each Company resigns from his offices and/or employments with the Companies and delivers a letter in the approved form set out in Schedule E executed by him as a deed addressed to each relevant Company and the Purchaser acknowledging that neither he nor any Connected Persons (as defined in section 839 of the Income and Corporation Taxes Act 1988) has any claim against the relevant Company in respect of breach of contract, compensation for loss of office, redundancy, unfair or wrongful dismissal or for any other reason whatsoever and that no agreement or arrangement is outstanding under which the relevant Company has or could incur any obligation or liability to him or any such Connected Persons;

            (iv) the persons nominated by the Purchaser are appointed secretaries of the Companies;

            (v) revised bank mandates for each Company are obtained from National Westminster Bank plc (the "Bank") and completed as far as required by the former signatories to reflect the resignations and appointments referred to above provided nothing in this clause shall require the Shareholders to undertake any steps required by the Bank which are within the control of the Purchaser;

            (vi) any liability of any Shareholder or a Connected Person of a Shareholder to any of the Companies (whether due for payment or not) is fully discharged in cash, with all interest accrued up to the date of Completion; and

            (vii) the Purchaser's Accountants are appointed auditors of each
                  Company with immediate effect;

       and upon the fulfillment of the foregoing provisions of this Section 3 and of the completion conditions in Section 5 hereof, the Purchaser shall pay the Purchase Price on the terms and conditions specified in Section 2 hereof and deliver to the Shareholders an executed copy of the Escrow Agreement and certificates (issued in favour of the Shareholders or as they may in writing direct), which together shall represent the Share Consideration.

3.4 Each Shareholder hereby gives any waiver of any pre-emption or other right, and any consent, which may be necessary under the Companies' articles of association or otherwise in connection with the matters contemplated by this Agreement, and the Shareholders shall at Completion pass (or ensure that there is passed) any resolution of any Company which the Purchaser may reasonably require (giving reasonable notice thereof) for the purpose of carrying any provision of this Agreement into effect.

4.    DUE DILIGENCE.

4.1 The parties hereto acknowledge that as at the date of this Agreement the Purchaser's due diligence enquiries into the Companies remain to be completed, and as such this Agreement is conditional upon such enquiries being completed to the Purchaser's reasonable satisfaction in accordance with the following provisions of this Section 4:

       (a) the Shareholders shall make available to the Purchaser its agents and advisers on a strictly confidential basis subject to at all times the terms of the Non-Disclosure Agreement between the parties dated 21st January 2004 (the "Non-Disclosure Agreement") such documentation as the Purchaser may request with regard to the Companies, including (but not limited to) Financial Statements, financial and accounting records, contracts (with both suppliers and customers of the businesses of the Companies) employment contracts and records, filing documents with Companies House, HM Inland Revenue tax returns, tax calculations and assessments, HM Customs and Excise VAT records and returns, employee and company National Insurance records and returns;

       (b) the Purchaser shall be entitled to take copies of such documentation as it shall reasonably require except only the agreement dated 1st September 2002 between T-Mobile (UK) Ltd. and Promotions (in which case the Purchaser shall still be entitled to inspect such document) and the Purchaser shall be entitled to raise any reasonable and proper enquiries on such documentation inspected and/or requested or such other information provided by the Shareholders to the Purchaser;

       (c) the Shareholders will respond to all enquiries raised by the Purchaser in connection with such due diligence enquiries with all reasonable expedition and in reasonable and proper detail as would be expected in connection with a transaction of the nature anticipated by this Agreement;

       (d) the Purchaser's due diligence enquiries and the Shareholders responses thereto shall be completed by February 10, 2004 (or such later date as the parties may mutually agree) when the Purchaser shall state in writing to the Shareholders that (i) the Purchaser shall be satisfied as to its enquiries with regard to the Companies and the remaining provisions of this agreement shall remain in full force and effect unconditionally or (ii) that the Purchaser shall have determined, at its entire discretion that it does not wish to proceed with the purchase of the Purchased Shares on the terms and conditions of this Agreement in which case the respective parties shall be released of their obligations to the other hereunder and the terms and conditions of this Agreement shall be released in their entirety with no obligation on the part of either party to the other save for (i) ongoing obligations of confidentiality pursuant to the Non-Disclosure Agreement and (ii) the Purchaser's obligation, if applicable pursuant to the Term Sheet, to deliver to the Shareholders' Solicitors the sum referred to under the heading "Deal Protection" within the Term Sheet, such sum to be paid, if applicable, within two working days of the date of the Purchaser's notification that they do not intend to proceed.

5. CONDITIONS FOR THE BENEFIT OF THE PURCHASER.

5.1 The Purchaser shall not be obliged to complete the purchase of the Purchased Shares unless, at or prior to the Completion Date, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived in writing by the Purchaser at any time, and the Shareholders jointly and severally covenant and agree with the Purchaser to use their respective best efforts to ensure that such conditions are fulfilled at or prior to the Completion:

       (a) Representations and Warranties. The representations and warranties set forth in Section 7 hereof shall be true and correct in all respects at Completion.

       (b) Compliance. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed at or prior to the Completion Date shall have been complied with or performed at or prior to Completion.

       (c) Due Diligence Investigation. The Purchaser shall be satisfied in all respects with the results of its due diligence investigation of each of the Companies and, shall have determined to proceed with the transactions contemplated in this Agreement in accordance with the provisions as set out in Section 4.

       (d) Company Options. All employee stock options issued by either Company shall have been cancelled on a basis reasonably acceptable to the Purchaser.

       (e) Material Adverse Change. During the period from the date of the Term Sheet to the Completion Date, there shall have been no material adverse change to the business of either of the Companies.

       (f) Good Title. Each Shareholder shall have good and marketable title to the Purchased Shares being tendered by such Shareholder, free and clear of any and all claims, commitments, rights, options, liens, charges, encumbrances and security interests of any nature and kind whatsoever (each, a "Lien")

       (g) Consents and Approvals. All consents and approvals (the "Shareholder Consents and Approvals") required to be obtained by each Shareholder in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement by such Shareholder shall have been obtained. All consents and approvals required from third parties (including T-Mobile (UK) Ltd., Vodafone Limited and BBC Technology Ltd) together with such other customers of the Companies, (if applicable) required to be obtained, in the reasonable judgment of the Purchaser, from any third party in connection with the execution and delivery of this Agreement shall have been obtained the Purchaser giving reasonable notice of any consents it shall require (in addition to those set out herein) to enable the Shareholders to obtain such consents prior to Completion.

       (h) Employee Matters.. Each of Maria Vendone and Stephen Wright shall have resigned from their employment with each of the Companies as at the Completion Date and shall have (i) provided each Company and the Purchaser with a release, as contained in the form of resignation set out at Schedule "E", of any claims against either Company or the Purchaser in respect of their prior employment, and (ii) shall have entered into a consulting agreement with the Purchaser, in the form set out in Schedule "H" hereto.

       (i) Notices. All notices (the "Shareholder Notices") required to be given by each Shareholder in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby by such Shareholder shall have been given.

       (j) Banking Facility. The Purchaser, Promotions and the Principal Shareholders shall have obtained the agreement, in a form reasonably satisfactory to the Purchaser, from the Bank (referred to in Schedule 7.20) for the Committed Overdraft Facility presently available to Promotions from the Bank to remain in place following Completion with a release of the personal guarantees issued by the Principal Shareholders, or, if such agreement can not be obtained then and in such a situation at Purchaser's election (i) such facility shall be repaid and terminated by the Purchaser, (with the Bank's agreement to release all associated security) or (ii) the Purchaser shall indemnify the Shareholders in a manner reasonably satisfactory to the Principal Shareholders, for any liability arising under such guarantees until such time as the events specified in Clause 6.1(f) shall have occurred.

       (k) Waiver of Investment Right. T-Mobile (UK) Ltd. will have finally and irrevocably waived in writing, in a form reasonably satisfactory to Purchaser, its rights to purchase shares of Promotions, as referred to in Schedule 7.10 hereto.

       (l) Premises. Arrangements will have been made (the Purchaser having complied with its obligations in Section 6.1(h)) with the Principal Shareholders and/or with the landlord of the leased premises referred to in Schedule 7.32 hereof, to the reasonable satisfaction of the Purchaser, to permit the Companies to continue to occupy such premises for a reasonable period of time after Completion.

       (m) Shareholder Loans. All Shareholder loans to or from any Company will have been repaid or cancelled at Completion and the Purchaser shall have received evidence reasonably satisfactory to it of such repayment or cancellation. It is agreed between the parties that the sums due from the Principal Shareholders to the Companies may be properly treated as salary accrued due and paid to such Principal Shareholders and shall be properly recorded as such in the accounting reference books of the Companies.

       (n) Rectification Resolutions. The Shareholders shall have delivered a written resolution for each Company ratifying the previous actions of the Shareholders and directors of the Company in respect of all of the prior actions or matters on behalf of each Company which would have required Shareholders or directors consent (and in particular matters relating to the issue of the shares of each Company including without limitation any disapplication of pre-emption rights under s95 of the Companies Act 1985 (the "Act"), increase in share capital under s121 of the Act, authority to issue shares under s80 of the Act and allotment by the directors).

       (o) Waivers of Shareholders. Each Shareholder shall have delivered a deed of release, in a form reasonably satisfactory to the Purchaser, executed by each Shareholder and addressed to each Company and the Purchaser in which the relevant Shareholder unconditionally releases each Company and its officers and employees from all claims, liabilities and obligations to the relevant person or any of its Connected Persons (as defined in section 839 of the Income and Taxes Act 1992) and confirms that no agreement or arrangement is outstanding under which such a claim, liability or obligation could arise at a future date or in certain events.

       (p) Deliveries. The Shareholders shall have executed and delivered to the Purchaser the documents contemplated in Section 3.3 hereof and otherwise pursuant to this Agreement.

In case any of the foregoing conditions shall not have been fulfilled at or prior to the Completion, the Purchaser in its sole discretion may either: (A) terminate this Agreement by notice in writing to the Shareholders, in which event the Purchaser shall be released from all obligations under this Agreement, and unless the Purchaser can show that the condition for which the Purchaser has terminated this Agreement could reasonably have been performed or complied with or caused to have been performed or complied with by the Shareholders, then the Shareholders shall also be released from all obligations hereunder; or (B) waive compliance with any such condition if it shall see fit to do so, without prejudice to its right of termination in the event of non-fulfillment of any other condition hereof in whole or in part.

6. CONDITIONS FOR THE BENEFIT OF THE SHAREHOLDERS.

6.1 The Shareholders shall not be obliged to complete the sale of the Purchased Shares unless, at or prior to the Completion, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Shareholders and may be waived in writing by the Shareholders at any time, and the Purchaser covenants and agrees with each Shareholder to use its best efforts to ensure that such conditions are fulfilled at or prior to the Completion:

       (a) Representations and Warranties. The representations and warranties set forth in Section 8 hereof shall be true and correct in all respects at the Completion.

       (b) Compliance. All of the terms, covenants and agreements set forth in this Agreement to be complied with by or performed by the Purchaser at or prior to the Completion Date shall have been so complied with or performed by the Purchaser.

       (c) Deliveries. The Purchaser shall have delivered the Purchase Price on the terms and conditions specified in Section 2 hereof and all such other documents as the Shareholders consider reasonably necessary or desirable to complete the transactions contemplated hereby.

       (d) Good Title. Each of the respective Shareholders shall receive a good and marketable title to the shares in the Purchaser comprising that part of the Share Consideration to be received by such Shareholder, free and clear of any and all claims, commitments, rights, options, liens, charges, encumbrances and security interests of any nature and kind whatsoever (other than pursuant to the Escrow Agreement), such shares being issued on a fully paid basis without any obligation on the part of the Shareholders or any of them to make financial contribution as an obligation of the holding of such shares.

       (e) Consents and Approvals. All consents and approvals required to be obtained by the Purchaser in connection with the issue of the shares comprising the Share Consideration shall have been obtained by the Purchaser.

       (f) Banking Facilities. The Principal Shareholders shall either have been (i) released from their personal guarantees to the Bank referred to in Section 5.1(j) above or (ii) where such facilities shall remain as a consequence of Section 5.1(j) the Purchaser shall have agreed to indemnify the Principal Shareholders, in a manner reasonably satisfactory to the Principal Shareholders, of any and all liability arising under such personal guarantees. Where such indemnity as opposed to release shall arise the Purchaser shall following Completion

            (a) use all reasonable endeavours to maintain such facilities with the Bank whilst securing the release of the Principal Shareholders from their obligations under their personal guarantees (including the Purchaser entering into such cross company guarantee or other security as the Bank may require) within the period of one calendar month from the date of Completion and if the agreement of the Bank shall not have been obtained within such period the facility shall be repaid by the Purchaser in full; and

            (b) whilst the personal guarantees of the Principal Shareholders shall remain the Purchaser shall not take any steps which shall increase the amount owing to the Bank under such facilities to a sum in excess of the debit balance due to the Bank on Completion; and

            (c) the Purchaser shall within two business days following the expiry of the period in sub-Section (a) above state in writing (with reasonable documentation in support) whether the facility continues with the Principal Shareholders being released from their personal guarantees (in which case written confirmation from the Bank shall be provided) or whether the facility has been repaid.

      (g) Equipment Leasing/hire. The Purchaser shall on Completion (at the Purchaser's option) either (i) repay the sums due under the equipment lease agreements specified at Schedule 7.16 providing the Principal Shareholders of reasonable evidence thereof or (ii) procure the agreement of the finance companies in respect of each such lease/hire agreement to the transfer of all such agreements to the Purchaser with the release of the personal guarantees of the Principal Shareholders or the continuation of such agreements in the name of Promotions with the Purchaser being substituted as guarantor in the place of and with the release of the Principal Shareholders. Where such agreement shall not have been obtained at Completion the Purchaser shall (a) use all reasonable endeavours to obtain such agreement within one month from the date of Completion the Purchaser having agreed to indemnify the Principal Shareholders, in a manner reasonably satisfactory to the Principal Shareholders, of any and all liability arising under such personal guarantees within such period and (b) if such agreement shall not have been obtained within such one month period the Purchaser shall repay all equipment leasing agreements specified at Schedule 7.16. The Purchaser shall within two business days following the expiry of the said two calendar month period state in writing (with reasonable documentation in support) whether the equipment leasing agreements continue with the Principal Shareholders being released from their personal guarantees (in which case written confirmation from the leasing companies shall be provided) or whether the agreements have been repaid.

      (h) Premises. The Purchaser having complied with reasonable requests of the landlord of the leased premises in connection with information properly requested in connection with the transfer of the tenancy at will of the leased premises described at Schedule 7.32 to the Purchaser and/or the grant of a new tenancy at will in the Purchaser's favour as from Completion (i) the Purchaser shall execute such documentation as such landlord shall properly require to give effect to such grant and/or transfer or (ii) if the agreement of the Landlord shall not have been obtained by Completion the Purchaser shall enter into such documentation as the Principal Shareholders may reasonably require indemnifying the Principal Shareholders in respect of liability arising from the Purchaser's continued occupation following Completion.

In case any of the foregoing conditions shall not have been fulfilled at or prior to the Completion, the Principal Shareholders in their sole discretion may either: (A) terminate this Agreement by notice in writing to the Purchaser, in which event the Shareholders shall be released from all obligations under this Agreement, and unless the Shareholders can show that the condition for which the Shareholders have terminated this Agreement could reasonably have been performed or complied with or caused to have been performed or complied with by the Purchaser, then the Purchaser shall also be released from all obligations hereunder; or (B) waive compliance with any such condition if they shall see fit to do so, without prejudice to their right of termination in the event of non-fulfillment of any other condition hereof in whole or in part.

7. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

As a material inducement to the Purchaser's entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Shareholders set forth in this Section 7, and notwithstanding any investigation made by or on behalf of the Purchaser in connection with the transactions herein contemplated, (i) the Shareholders, severally and not jointly, in respect of the representations and warranties set out in Sections 7.1 to 7.7 and 7.42 below, and (ii) the Principal Shareholders, jointly and severally, in respect of the remaining representations and warranties in this Section 7, hereby represent and warrant to the Purchaser as follows (such representations and warranties being repeated at the Completion Date by reference to the facts and circumstances existing at that time)

7.1 Authorization by Shareholders. Each of the Shareholders has (i) the individual capacity to enter into this Agreement and all other agreements and instruments to be executed by such Shareholder as contemplated by this Agreement and (ii) collectively the capacity to carry out such Shareholder's obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by each such Shareholder

7.2 Enforceability of Shareholders' Obligations. This Agreement constitutes a valid and binding obligation of each of the Shareholders enforceable against such Shareholders in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. None of the Shareholders is an insolvent person within the meaning of the Insolvency Act 1986 or similar laws of any other applicable jurisdiction and none will become an insolvent person as a result of Completion

7.3 Residence of Shareholders. Each of the Shareholders is a resident of the jurisdiction noted beside such Shareholder's name on Schedule "A" hereto

7.4 Ownership of the Purchased Shares. Each of the Shareholders is, and at the Completion Date will be, the registered and beneficial owner of their respective Purchased Shares set forth next to such Shareholder's name on Schedule "A" hereto, with good and marketable title thereto, free and clear of all Liens. No person other than the Purchaser has any agreement, option, right or privilege capable of becoming an agreement for the purchase from such Shareholders of any of the Purchased Shares. The delivery of share certificates in respect of the Purchased Shares (with any required Shareholder Consents and Approvals and Shareholder Notices) with the executed Stock Transfer Form drawn in favour of the Purchaser by the respective Shareholders to the Purchaser pursuant to the provisions of this Agreement will transfer good and valid title to the Purchased Shares to the Purchaser free and clear of all Liens

7.5 Consents and Approvals. All of the Shareholder Consents and Approvals are listed in Schedule 7.5 hereto. Except for such Shareholder Consents and Approvals, no consent or approval of any person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit either Company to carry on the respective business of such Company after the Completion Date substantially and in all material respects as such business is currently carried on by such Company

7.6 Notices. All of the Shareholder Notices are listed in Schedule 7.6 hereto. Except for such Shareholder Notices, no notice is required to be delivered to any person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit either Company to carry on the respective business of such Company after the Completion Date substantially and in all material respects as such business is currently carried on by such Company

7.7 Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by each of the Shareholders and the completion (with any required Shareholder Consents and Approvals and Shareholder Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

       (a) a default, breach or violation or an event that, with notice of lapse or time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles, memorandum of association or by-laws of either Company;

       (b) an event which, pursuant to the terms of any contract, license or permit, causes any right or interest of either Company to come to an end or be amended in any way that is detrimental to the respective business of either Company or entitles any other person to terminate or amend any such right or interest;

       (c) the creation or imposition of any Lien on any asset of either Company or on any of the Purchased Shares; or

       (d) the violation of any applicable law by any of the Shareholders or either Company

7.8 Organization of Communications and Promotions. Each Company is a corporation duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation. Neither Company has any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any business operation. Except as set forth in Schedule 7.8 each Company is licensed (where applicable), registered and qualified to conduct business in the United Kingdom, which jurisdiction is the only jurisdiction in which the respective business of such Company is conducted, and neither the character nor the location of the properties owned by such Company nor the nature of the business conducted by it requires licensing, registration or qualification under the laws of any other jurisdiction. Each Company has full corporate power to carry on its respective business and to own and operate its respective assets, properties and business as now carried on and owned and operated.
       Schedule 7.8 hereto sets forth details of the Companies registrations numbers with Companies House in England, a copy of their respective certificates of incorporation and a complete list of officers, and directors of each Company and Schedule A sets forth a complete list of all shareholders of each Company and each of its respective subsidiaries.

7.9 Communications Share Capital. The authorized capital of Communications consists of ordinary shares, of which there are 2 ordinary shares issued as fully paid as to their nominal value. There are no outstanding securities of Communications convertible into or exchangeable for any shares of capital stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants for the purchase of, or any agreements providing for the issuance of, or any calls, commitments or claims of any character relating to the issuance of, any securities in the capital of Communications. Except as set forth in Schedule 7.9 hereto, Communications has not, since the date of its incorporation, declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares. There are no outstanding securities convertible into or exchangeable for any shares of capital stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants forth purchase of, or any agreements providing for the issuance of, any securities in the capital stock of any of the subsidiaries of Communications.

7.10 Promotions Share Capital. The authorized capital of Promotions consists of ordinary shares, of which there are 11,246 ordinary shares issued as fully paid as to their nominal value. There are no outstanding securities of Promotions convertible into or exchangeable for any shares of capital stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants for the purchase of, or any agreements providing for the issuance of, or any calls, commitments or claims of any character relating to the issuance of, any securities in the capital of Promotions. Except as set forth in Schedule 7.10 hereto, Promotions has not, since the date of its incorporation, declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares. There are no outstanding securities convertible into or exchangeable for any shares of capital stock or any rights (either pre-emptive or other) to subscribe for or to purchase, or any options, rights or warrants forth purchase of, or any agreements providing for the issuance of, any securities in the capital stock of any of the subsidiaries of Promotions

7.11 Corporate Records. Except as set forth in Schedule 7.11 the respective minute books of each Company contains true, correct and complete copies of its respective articles, memoranda of association, by-laws, minutes of every meeting of its respective boards of directors and every committee thereof and of its respective shareholders and every written resolution of its respective directors and shareholders since its respective dates of incorporation. The respective share certificate books, registers of shareholders, registers of transfers and registers of directors and officers of each Company are complete and accurate in all material respects. The Principal Shareholders acknowledge that the disclosure of the deficiencies in the corporate records referred to in Schedule 7.11 is for information purposes only, and that any liability to either Company arising as a result of such deficiency may constitute a breach of this
       Section 7.11 notwithstanding such disclosure and that the Principal Shareholders shall be fully accountable for any such breach (subject to the limitation of liability provisions within Section 10).

7.12 Legal Matters. The respective businesses of each Company have at all times been conducted in all material respects in accordance with applicable laws, regulations and by-laws in the England and Wales. Neither Company conducts any material business outside of England and Wales. Except as set out in Schedule 7.12 there has been no notice to either Company or to any Shareholder of any, and to the best of each of the Shareholders knowledge there is no, investigation or inquiry, order, decree or judgment of any court of competent jurisdiction or any governmental agency or regulatory body outstanding or to the best of any of the Shareholders' knowledge and belief no such event is anticipated against either Company and/or any subsidiary thereof which may have a material adverse effect upon the respective business of either Company. Unless otherwise noted, references in this Agreement to "the Shareholders knowledge", "the Shareholders belief" or words to similar effect mean to the knowledge or belief, as applicable, of the Principal Shareholders after appropriate inquiries and investigations including but not limited to inquiry of all and any Shareholders not comprising the Principal Shareholders.

7.13 Fair Trading and Restrictive Practices. To the best knowledge of each Company and each Shareholder, neither Company is a party to any agreement, arrangement or concerted practice or is carrying on any practice which in whole or in part contravenes Articles 81(1) or 82 of the Treaty of Rome, or the Competition Act 1998 or any other anti-trust, anti-monopoly or cartel legislation or regulations or which has been notified to the Commission of the European Communities for an exemption or in respect of which an application has been made to the Commission of the European Communities for a negative clearance and neither Company has received any notification that proceedings under any applicable anti-trust law have been initiated nor are there any proceedings contemplated by either of the Companies in connection with its business, nor to the best of each Shareholders knowledge has any claim been made or threatened alleging any anti-trust law contravention against either of the Companies.

7.14 Bankruptcy. Neither Company is insolvent or has committed an act of insolvency within the meaning of the Insolvency Act 1986 or the similar laws of any other applicable jurisdiction to which either of the Companies may be subject and has not made any arrangement in favour of its creditors nor made a proposal for winding up or any voluntary or other arrangement to its creditors or any class thereof nor had any petition for a winding up order presented in respect of it. Neither Company has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of either Company or any of its respective assets or the Purchased Shares and no execution or distress has been levied on any of such assets or the Purchased Shares.

7.15 Financial Statements. The Shareholders have furnished the Purchaser with the unaudited financial statements for Promotions for the periods ended 31st January, 2001, 2002 and 2003 (the "Promotions Financial Statements" and the unaudited financial statements for both Companies (prepared on a collective basis) for the period ended 31st December 2003 collectively, the "Financial Statements"), true and complete copies of which are annexed to Schedule 7.15 hereto. The Financial Statements have been prepared in accordance with accounting principals generally accepted in the England and Wales. The balance sheets contained in such Financial Statements fairly present in all material respects the financial position (or forecasted financial position, as applicable) of Promotions in connection with the Promotions Financial Statements and of each Company in respect of the financial statements to 31st December 2003, as may be applicable, as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present in all material respects the results (or forecasted results, as applicable) of operations for the periods indicated. Since December 31, 2003, each Company has carried on its respective businesses in the ordinary course and to the best of each Shareholders knowledge there has been no material adverse change in the business, financial condition, assets, results of operations of either Company.

7.16 Title to Assets. Except as disclosed in Schedule 7.16 hereto, each Company has good and marketable title to all of its respective assets, free and clear of any and all Liens. All machines, machinery, equipment, tools or other moveable or mechanical property forming part of such assets are in good operating condition and are in a state of repair and maintenance, reasonably considered by the Shareholders as sufficient to permit the continued operation of the business of each Company in substantially the same manner as conducted in the year immediately prior to the date of this Agreement. There is no agreement, option or other right or privilege outstanding in favour of any person for the purchase from either Company and/or any Shareholder of the business of such Company or of any of such assets out of the ordinary course of business.

7.17 Lease Premises. Schedule 7.17 sets forth a description of each of the leased premises of each of Company, and the general terms of each such premises lease.

7.18 Material Contracts. Schedule 7.18 hereto lists all the contracts to which each Company is a party which are material to the operation of the business of each Company ("Material Contracts"). Neither Company is in material default under any Material Contract and neither the Shareholders nor either Company have received any notice that there has occurred any event, which, with the lapse of time or giving of notice or both, would constitute a material default under any Material Contract by such Company or any other party to such a Material Contract. Each Material Contract except where set out in Schedule 7.18 is in full force and effect, unamended by written or oral agreement, and each Company, as may be applicable, is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. Each Material Contract is in good standing and neither Company nor any Shareholder has received any notice of a default by any party under any Material Contract or notice of any dispute between such Company and any other party in respect of any Material Contract. Schedule 7.18 lists all Material Contracts which contain a clause which requires a consent to the change of control of a Company.

7.19   Intellectual Property.

       (a) Schedule 7.19(a)(i) hereto sets forth, with respect to each Proprietary Asset (as hereinafter defined) owned by each Company and registered with any governmental body or for which an application has been filed with any governmental body, (i) a brief description of each such Proprietary Asset, (ii) the names of the jurisdictions covered by the applicable registration or application and (iii) the application or registration number and date of issuance or filing.
            Schedule 7.19(a)(ii) hereto identifies and provides a brief description of each Proprietary Asset owned by each Company that is material to the business of such Company. Schedule 7.19(a)(iii) hereto identifies and provides a brief description of, and identifies any ongoing license fee, royalty or payment obligations which, either alone or in the aggregate, are or in the future may be (based on their current terms), in excess of (pound)5,000 Sterling with respect to, each Proprietary Asset that is licensed or otherwise made available to or used by either Company by any person and is material to the business of such Company, and identifies and provides a description of (1) the agreement under which such Proprietary Asset is being licensed or otherwise made available to or used by such Company, (2) whether such Proprietary Asset is embedded or bundled with a Proprietary Asset set out in Schedule 7.19(a)(ii) hereto or independently distributed by such Company (and if so embedded or bundled, the specific Proprietary Asset set out in
            Schedule 7.19(a)(ii) hereto with which such Proprietary Asset is embedded or bundled), and (3) if so embedded or bundled or independently distributed, any representations, warranties, support obligations, indemnities or other commitments made by such Company in respect of such Proprietary Asset which are not fully supported by a similar commitment under the applicable agreement in favour of such Company.

       (b) Each Company has good and valid title to all of its Proprietary Assets as identified or required to be identified in Schedules 7.19(a)(i) and (ii) hereto, free and clear of all Liens, except for
            (i) the liens identified in Schedule 7.19(b), (ii) any Lien for current taxes not yet due and payable, and (iii) minor Liens that have arisen in the ordinary course of such Company's business and that do not (individually or in the aggregate) materially detract from the value of, or the ability of such Company to exploit, such Proprietary Asset subject thereto or materially impair the operations of such Company. Each Company has the exclusive right to bring actions against any person that is infringing any of such Company's Proprietary Assets as identified in Schedules 7.19(a)(i) and (ii) hereto. Each of the Companies, as the case may be, being the appropriate owner of such Proprietary Asset has a valid right to use, license and otherwise exploit all of such Company's Proprietary Assets as identified or required to be identified in Schedule 7.19(a)(iii) hereto. Under each agreement entered into in respect of either Company's Proprietary Assets set out in Schedule 7.19(a)(iii) hereto, such Company has except which specified in Schedule 7.19.(a)(iii) been provided with Source Code (as hereinafter defined) to such Proprietary Asset or such Source Code has been escrowed with an independent third party in respect of each Proprietary Asset where access by such Company may be required in order for such Company to embed, support or otherwise make use of such Proprietary Asset. None of the Proprietary Assets identified in Schedules 7.19(a)(i), (ii) or (iii) hereto are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof or restricting the sale, transfer, assignment or licensing thereof. Neither Company has developed jointly with any other person any of such Company's Proprietary Assets that is material to the business of such Company and with respect to which such other person has any rights. There is no agreement (with the exception of escrow agreements, end user license agreements, support agreements, consulting agreements and other customer contracts in the standard forms previously delivered by either Company to the Purchaser) pursuant to which any person has any right (whether or not currently exercisable) to use, license or otherwise exploit any of either Company's Proprietary Assets.

       (c) Each Company has taken reasonable measures and precautions appropriate in the reasonable opinion of each of the Shareholders bearing in mind the nature and manner of the conduct of each of the Companies businesses prior to the date of this Agreement and the industry common practices in regard to such matters, to protect and maintain the confidentiality, secrecy and value of all of such Company's material Proprietary Assets (except Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) each current or former employee of each Company who is or was involved in, or who has contributed to, the creation or development of any of such Company's material Proprietary Assets has executed and delivered to such Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) with terms substantially identical those contained in the employee agreements referred to in Schedule 19(c) hereto, and
            (ii) each current and former consultant and independent contractor to each Company who is or was involved in, or who has contributed to, the creation or development of any of such Company's material Proprietary Assets has executed and delivered to such Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consultant intellectual property assignment agreement previously delivered to the Purchaser. No current or former employee, officer, director, shareholder, consultant or independent contractor of either Company has any right, claim or interest in or with respect to any of such Company's Proprietary Assets.

       (d) Each Company has obtained in writing except where stated in Schedule 7.19(d) appropriate waivers of moral rights in their favour and in favour of their successors and assigns as well as copyright assignments in writing, where necessary, from all persons whose copyrightable work has been incorporated, in whole or in part, into any of such Company's Proprietary Assets, and all such waivers are irrevocable and without any limitations of any kind. To the best of the knowledge of each Shareholder, no current employee or consultant of such Company whose duties or responsibilities are important to the business of such Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would materially interfere with such employee or consultant's duties to such Company in accordance with their contractual obligations, nor to promote the interests of such Company in accordance with such contractual obligations, in their current businesses or that would conflict with the business of such Company in any manner whatsoever.

      (e) All trade-marks, service marks and copyrights held by each Company are valid, enforceable and subsisting. Neither Company has any patents or applications for patents. Neither Company's Proprietary Assets and no Proprietary Asset that is currently being developed by such Company (either by itself or with any other person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other person. None of the products, systems, software, hardware, computer programs, source code, object code, models, algorithm, formula, compounds, inventions, designs, technology, proprietary rights or other intellectual property rights or intangible assets that is or has been designed, created, developed, assembled, manufactured or sold by either Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use thereof. Neither Company has received any notice, claim or other communication (in writing or otherwise) of (i) any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use or misuse of, any Proprietary Asset owned or used by any other person, or (ii) suggesting that any other person has or may have any claim of legal or beneficial ownership or other claim or interest in any of such Company's Proprietary Assets. To the best of the knowledge of each Shareholder, no other person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other person infringes or conflicts with, any of such Company's material Proprietary Assets

      (f) There are no legal opinions, nor have there ever been any, in the possession of either Company to the effect that any of the subject matters of such Company's Proprietary Assets may be or are invalid or unenforceable, or official actions or other notices from any regulatory authority or governmental department, office or agency that any of the subject matters or claims of pending applications for registration constituting any of such Proprietary Assets are unregistrable

      (g) Neither Company has granted any person any right, license or permission to use any of the marks which are part of such Company's Proprietary Assets and none of such marks has been or is now involved any opposition or cancellation proceedings, nor are any such proceedings threatened to the knowledge of each Shareholder

      (h) Each Company's Proprietary Assets constitute to the best of each Shareholders belief all of the Proprietary Assets necessary to enable such Company to conduct its business in the manner in which such business has been or is being conducted or to deliver or provide the products and services which have been or are offered by or under such business. Neither Company has (i) licensed any of such Company's Proprietary Assets to any person on an exclusive basis, or
            (ii) entered into any covenant not to compete or agreement limiting or purporting to limit the ability of such Company to exploit fully any of such Company's Proprietary Assets or to transact business in any market or geographical area or with any person.

      (i) Neither Company has (save for disclosure pursuant to the terms of this Agreement) disclosed or delivered to any person, or permitted the disclosure or delivery to any escrow agent or other person, of any of such Company's Source Code. No event has occurred, and no circumstance or condition exists (including, without limitation, the transactions contemplated hereby), that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any person (other than the Purchaser on Completion) of any of either Company's Source Code or the release from any escrow of any of such Company's other Proprietary Assets.
            Schedule 7.19(i)(i) hereto identifies each agreement pursuant to which each Company has deposited or is required to deposit with an escrowholder or any other person any of such Company's Source Code, and additionally includes a description of the particulars of such escrow agreements (including, without limitation, as to the parties thereto, the dates thereof, the terms thereof and the addresses at which such Company's Source Code has been deposited). Except pursuant to such escrow agreements, none of either Company's Source Code has been removed from the premises of such Company. Neither the execution of this Agreement nor Completion could reasonably be expected to result in the release or disclosure (except to the Purchaser) of any of either Company's Source Code or the release from any escrow of any of either Company's other Proprietary Assets. Except for licensed customers of either Company, no person has been provided with a copy of the object code of either Company's Proprietary Asset.

      (j) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by either Company to any person has been manufactured, designed or otherwise produced by the Company to contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines and no hardware components have been designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

       For the purposes of this Section 7.19, the following capitalized terms have the following meanings:

       (A) "Proprietary Asset" shall mean any: (1) patent, patent application, trade-mark (whether registered or unregistered), trade-mark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, model, algorithm, formula, compound, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (2) any and all rights to use or exploit any of the foregoing; and

       (B) "Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset

7.20 Undisclosed Liabilities. Except as disclosed in Schedule 7.20 hereto, neither Company has any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed in such Company's Financial Statements or disclosed herein, other than liabilities, obligations and indebtedness (i) incurred in the normal course of business; and (ii) which do not in any one individual transaction exceed five thousand pounds sterling (UK (pound)5,000), and do not exceed, in the aggregate, fifteen thousand pounds sterling (UK (pound)15,000)

7.21 Litigation. Except as disclosed in Schedule 7.21, there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before any regulatory body or governmental or non-governmental body pending or threatened by or against either Company and/or any Shareholder related to their respective business, operations or capital or the transactions contemplated by this Agreement of which notice has been received by either Company or any Shareholder (as the case may be), and to the best knowledge of each of the Shareholders, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation

7.22 Employee Matters. Schedule 7.22 hereto lists all the employees and/or consultants of each Company as of the date of this Agreement and the age, position, status, length of service, compensation, vacation entitlement, remaining vacation entitlement for 2004 and all other benefits of each of them, respectively. The Purchaser has been provided with copies of all employment and/or consultant agreements of each Company. Except as set out in Schedule 7.22 hereto, neither Company is a party to or bound by any contracts in respect of any of its employees or consultants or former employees or former consultants, including:

       (a) any contracts for the employment or statutorily required re-employment of any employee; or

       (b) any bonus, deferred compensation, profit sharing, stock option or purchase, pension, retirement, hospitalization insurance or other plans or arrangements providing employee benefits.

       There is no labour strike, dispute, slowdown or stoppage actually pending or involving or, to the knowledge of any Shareholder, threatened against Communications with respect to the business of Communications or against Promotions with respect to the business of Promotions. No union representation question exists respecting the employees of either Company in connection with its respective business and no collective bargaining agreement is in place or currently being negotiated by either Company. Except as set out in Schedule 7.22 hereto, there are no wages, salaries or bonuses owing or promised to any of the employees of either Company other than wages accruing and unpaid commissions in the normal course of business for the most recent pay period to the Completion Date and in respect of accrued vacation. No notice has been received by either Company or any Shareholder of any complaint which has not been resolved, filed by any of its employees claiming that either Company has violated applicable employment standards or human rights or similar legislation or policies in any jurisdiction in which such Company operates, or of any complaints or proceedings which have not been resolved of any kind involving either Company or, to any of the Shareholders' knowledge, after due inquiry, any of the employees of either Company before any employment or industrial Tribunal. Neither the Companies nor the Shareholders have received notice of any outstanding orders or charges against either Company under any applicable occupational and/or employment health and safety legislation in the any jurisdiction in which such Company carries on business. All levies, assessments and penalties made against either Company pursuant to applicable legislation relating to employees in any jurisdiction in which such Company carries on business have been paid by such Company with the exception only of those accrued but not as yet fallen due for payment (in respect of which appropriate provisions have been taken in the accounts of each Company) and neither Company has been reassessed under such legislation except with respect to any such reassessments as have been resolved prior to the date hereof

7.23 Bonuses. Except as set forth in Schedule 7.23 hereto, since December 31, 2003 neither Company has paid any bonus, fee, distribution, remuneration or other compensation to any person (other than salaries, wages or bonuses paid to employees of such Company in the ordinary course of business in accordance with current compensation levels and practices as set forth in Schedule 7.23 hereto and fees to professional advisors in the ordinary course of business)

7.24 Affiliated Transaction. Except in accordance with the matters set forth in Schedule 7.24, neither Company is liable in respect of advances, loans, guarantees to or on behalf of any shareholder, officer, director, employee or subsidiary of such Company or any other person with whom such Company does not deal with at arm's length

7.25 Tax Filings. Each Company has prepared and filed on time with all appropriate taxing authorities all returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by on behalf of such Company in respect of any taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal period ending on or before the Completion Date. Except to the extent as disclosed at Schedule 7.25 all such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects and no material fact has been omitted therefrom. Save where disclosed at Schedule 7.25 no extension of time in which to file any such returns, declarations, remittances, information, reports as above or other documents is in effect. All taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full. Except as set out at
       Schedule 7.12 to each of the Shareholders' respective knowledge, no action, proceeding or investigation has been threatened by any governmental authority for the assessment or collection of any taxes for which either Company would be liable. The Principal Shareholders acknowledge that the disclosure of the audit referred to in Schedule 7.12 is for information purposes only, and that any tax or related liability to either Company arising as a result of such audit may constitute a breach of this Section 7.25 notwithstanding such disclosure and that the Principal Shareholders shall be fully accountable for any such breach (subject to the limitation of liability provisions within Section 10).

7.26 Taxes Paid. Each Company has paid in full all taxes required to be paid on or prior to the date hereof and has made provision in such Company's Financial Statements reasonably considered by the Shareholders to be adequate and in line with and in accordance with accounting principles generally accepted in England and Wales for the payment of all taxes in respect of all accounting periods which have fallen due on or before the Completion Date. Save at Schedule 7.26 neither Company has incurred any tax liability since December 31, 2003 otherwise than in the ordinary course of the Company's business or made or become liable to make any payment or incurred or become liable to incur any expenditure which will not be wholly deductible in computing its taxable profits. The Principal Shareholders acknowledge that the disclosure of the audit referred to in
       Schedule 7.26 is for information purposes only, and that any tax or related liability to either Company arising as a result of such audit may constitute a breach of this Section 7.25 notwithstanding such disclosure and that the Principal Shareholders shall be fully accountable for any such breach (subject to the limitation of liability provisions within Section 10).

7.27 [Re]assessments of Taxes. Save as set out at Schedule 7.27, there are no assessments or reassessments of either Company's respective taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to either Company by any governmental body for any taxation year in respect of which a tax return of either Company has been submitted to HM Inland Revenue. No governmental body has challenged, dispute or questioned either Company in respect of any returns, filings or other reports filed under any statute providing for taxes. Neither Company is negotiating or disputing any draft assessment or reassessment with any governmental body. None of the Shareholders is aware of any contingent liabilities for taxes (other than in respect of current taxation years) or any grounds for assessment or reassessment of either Company, including, without limitation in relation to unreported benefits conferred on any shareholder of such Company, or the treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in such Company's Financial Statements. Neither Company nor any of the Shareholders has received any indication from any governmental body that an assessment or reassessment of either Company is proposed in respect of any taxes, regardless of its merits. Neither Company has executed or filed with any government body any agreement or waiver extending the period for assessment, reassessment or collection of any taxes. All taxation years up to and including the taxation year ended 31st January 2003 of each Company have been submitted and are to the best of the Shareholders knowledge considered closed by all governmental bodies for the purposes of all taxes, subject only to reassessment within the applicable limitation periods

7.28   Withholdings and Remittances.

       (a) Except as stated in Schedule 7.28, each Company has duly deducted and accounted for all amounts which it has been obliged to deduct in respect of tax and in particular has withheld from each payment made to any of its respective present or former employees, officers and directors all amounts required by law to be withheld, including but without limitation National Insurance Contributions and PAYE income tax deductions and furthermore, has remitted all such withheld amounts within the prescribed periods to the appropriate governmental body or bodies except only sums presently withheld and not as at the date hereof due for payment.

       (b) Except as stated in Schedule 7.28 each Company has remitted all contributions, National Insurance Contributions and PAYE income tax payable by it in respect of its respective employees and has remitted such amounts to the proper governmental body or bodies within the time required under the applicable legislation. Each Company has charged, collected and remitted on a timely basis all taxes as required under applicable legislation on each respective sale, supply or delivery whatsoever, made by such Company.

       (c) Each Company has duly registered and is a taxable person for the purposes of value added tax and neither of them has applied for treatment as a member of any group for value added tax purposes.

       (d) All documents in the enforcement of which either Company may be interested have been duly stamped.

       (e) The execution and completion of this Agreement will not result in a profit or gain being deemed to accrue to either Company for tax purposes.

       (f) If each of the capital assets of each Company were disposed of for a consideration equal to its book value in, or adopted for the purposes of, the [last Accounts], no liabilities to corporation tax on chargeable gains on balancing charge for capital allowances purposes would arise

7.29  Absence of Certain Changes of Events.

Since December 31, 2003 neither Company has:

       (a) suffered any material adverse change in its respective business, financial condition, assets or results of operation in respect of which the Purchaser is not adequately protected by the provisions of
            Section 2.5;

       (b)  amended its respective articles and/or memorandum of association;

       (c) declared or made any payment of any dividend or other distribution in respect of its respective shares and has not redeemed, purchased or otherwise acquired any shares;

       (d) issued or sold any shares or other securities or issued, sold or granted any option, warranty or right to purchase any of its shares or other securities;

       (e) disposed of any of assets reflected on its balance sheet forming part of such Company's Financial Statements, except sales of assets in the normal course of such Company's respective business;

       (f) changed any accounting or costing systems or methods in any material respect;

       (g) except as set out at Schedule 7.29(g) incurred or assumed any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the normal course of business and not in any individual case in excess of five thousand pounds sterling (UK (pound)5,000);

       (h) save where mentioned at Schedule 7.29(h) made or granted any bonus, increased the compensation paid (other than for normal merit and cost of living increases) or made loans or advances to any director, officer or employee;

       (i) mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets, except in the normal course of business and in amounts which, individually and in the aggregate are not material to its financial condition or operation of it business;

       (j) entered into any Material Contract or any other transaction that was not in the normal course of business; or

       (k) terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract

7.30 Brokerage Fees. None of the Shareholders nor either Company has entered into any agreement which would entitle any person to any valid claim against such Company or the Purchaser for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other matters contemplated by this Agreement. For greater certainty, all fees and expenses payable to Edengene Finance Limited will be for the account of the Shareholders.

7.31 Personal Property. All personal property used by each Company for its respective business is reasonably considered by the Shareholders as sufficient to permit the continued operation of the business of each Company in substantially the same manner as conducted in the year immediately prior to the date of this Agreement

7.32 Real Property. Neither Company now owns or has ever owned leased, licensed, occupied or otherwise used any real property except only the holding of the leases of the Companies premises as set forth in Schedule 7.32

7.33 Property Leases. Save to the extent set out in Schedule 7.33 each property lease covering property used by each Company is in full force and effect and has not been amended, and each such Company is entitled to the full benefit and advantage of each property lease in accordance with its terms. Each such property lease is in good standing and there has not been any material default by any party under any property lease nor any dispute between either Company and any other party under any personal property lease

7.34 Insurance. Save to the extent disclosed in Schedule 7.34 the business, properties and assets of each Company are insured for the benefit of such Company in amounts deemed adequate by such Company's management against risk considered reasonably appropriate by each Shareholder bearing in mind the business of each Company the manner in which such business has been conducted prior to the date of this Agreement and the localities where such properties and assets are located. All such insurance policies are in full force and effect and neither Company is in material default, whether as to payment of premiums or otherwise, under the terms of such policies.

7.35 Receivables. The receivables as disclosed in the books of each Company at the Completion Date are valid obligations which arose in the ordinary course of its respective business and are enforceable and fully collectable accounts in the ordinary course of business subject to the reasonable allowance for doubtful accounts as recorded on the books and records of such Company on or before the Completion Date and, to the knowledge of the Shareholders, are not subject to any set off or counterclaim. None of the receivables are due from a person with whom either Company does not deal at arm's length save where specified in
       Schedule 7.29(g).

7.36 Inventories. The fixed assets of the Companies consist of items of a quality and quantity usable and saleable in the ordinary course of such Company's respective business (bearing in mind the manner in which such businesses have been conducted prior to the date of this Agreement) and, in particular, without limiting the generality of the foregoing, as of the date hereof, each fixed asset of the Companies is not obsolete and has not been supplanted in any marketplace or geographic area in which such item competes or in which either such Company or, to the best knowledge of the Shareholders, the Purchaser does business. All fixed assets of either Company are owned by such Company save where set out in
       Schedule 7.16. No items included in the inventory are held by either Company on consignment from others or have been pledged or are held as collateral

7.37 Licenses and Permits. Schedule 7.37 hereto lists all the material licenses and permits required for the lawful operation of each Company's respective business and identifies the ones that, by their terms, are not transferable. Each Company holds its respective such licenses and permits, free and clear of any and all Liens. All such licenses and permits are to the best of each Shareholders knowledge (not having received any notice to the contrary) in good standing and in full force and effect, neither Company is to the best of each Shareholders knowledge (not having received any notice to the contrary) in material violation of any term or provision or requirement of any of such Company's such licenses and permits, and no person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any such license or permit

7.38 Environmental Matters. The business of each Company and the respective assets as carried on or used by such Company have been carried on and used and are currently carried on and used to the best of each Shareholders knowledge (not having received any notice to the contrary) in compliance with all environmental laws save where specified in
       Schedule 7.38. Neither Company is or has been subject to any proceedings alleging the violation by such Company or its respective employees, agents or others for whom it is respectively responsible of any environmental law and in relation to the business or assets of such Company. There are no proceedings nor, to the knowledge of the Shareholders, any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that either Company is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with hazardous substances or for any other remedial or corrective action under an environmental law

7.39 Customers and Suppliers. Schedule 7.39 lists the five (5) largest customers and the ten (10) largest suppliers of the Companies, taken together (or such additional customers and/or suppliers of such Company which were sufficient to constitute five percent (5%) or more of such Company's total sales or purchases, as the case may be) for the six month period ending December 31, 2003 and the aggregate amount which each such customer was invoiced and each such supplier was paid during such period. Neither Company has received notice of any intention on the part of any customer or any supplier of such Company to cease doing business with such Company or to modify or change in any material manner any existing arrangement with such Company. Save as specified in Schedule 7.39 the relationships of each Company with each of its respective principal customers and suppliers is in the considered opinion of each Shareholder (having regard to the manner in which the Companies have conducted their business prior to the date of this Agreement) satisfactory and none of the Shareholders nor the Companies have notice of any unresolved disputes with any such customers or suppliers.

7.40 Customer Warranties. No notice of any material claims against either Company greater than one thousand pounds sterling (UK (pound)1,000) on account of delivery of services to clients, product warranties or with respect to the production or sale of defective or inferior products has been received by either Company or any of the Shareholders prior to the date of this Agreement.

7.41 Further Warranty. Neither of the Companies nor any of the Shareholders is aware of nor have they received notice of any material defect in any item produced, sold, leased, offered for testing or otherwise transferred by either Company to any other party. Each item produced, sold, leased, offered for testing or otherwise transferred by each Company to any third party was to the best knowledge of each of the Shareholders, and remains fit for the particular purpose for which such product was produced, sold, leased, offered for testing or otherwise transferred by such Company to such third party.

7.42 Full Disclosure. None of the foregoing representations and warranties and no documents furnished by or on behalf of either Company or any of the Shareholders to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement knowingly contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading.

7.43 Deemed Disclosure. There shall be deemed to be disclosed to the Purchaser in respect of the warranties and representations within this Section 7 all matters appearing on the microfiche of the Companies obtainable from the Companies Registry of England and Wales two business days prior to Completion Date and each item disclosed in or with reference to this Section (which shall include each item disclosed within a schedule to this Agreement) shall be deemed to be a disclosure in respect of all the warranties and representations to which it is appropriate, provided that, to the extent of any conflict between (i) the information appearing on such Microfiche and (ii) the representations and warranties of the Shareholders contained herein and the Schedules attached hereto, the information contained in the representations and warranties of the Shareholders contained herein and the Schedules attached hereto shall be determinative of the matter for the purposes of this Agreement, and the Purchaser shall be deemed to have relied on such representations and warranties and such Schedules in respect of any such information.

7.44  Acquisition of Share Consideration.

     a) The Shareholders are acquiring the ZIM common shares (the "ZIM Shares") comprising the Share Consideration for their own account for investment only and not with a view toward the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

     b) Each Shareholder is an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), and each Shareholder is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able, by reason of his business and financial experience of and the business and financial experience of his professional advisors (if any) to protect his own interests in connection with the transactions described in this Agreement, and the related documents, and (iii) able to afford the entire loss of their investment in the ZIM Shares.

     c) All subsequent offers and sales of the ZIM Shares by the Shareholders shall be made pursuant to registration of the ZIM Shares under the Securities Act or pursuant to an exemption from registration.

     d) The Shareholders acknowledge that the ZIM Shares are being offered and sold to them in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that ZIM is relying upon the truth and accuracy of, and the Shareholders' compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of the Shareholders to acquire the ZIM Shares.

     e) The Shareholders and their advisors, if any, have been furnished with materials relating to the business, finances and operations of Purchaser and materials relating to the offer and sale of the ZIM Shares which have been requested by the Shareholders. The Shareholders and their advisors, if any, have been afforded the opportunity to ask questions of Purchaser and have received complete and satisfactory answers to any such inquiries.

     f) The Shareholders understand that their investment in the ZIM Shares involves a high degree of risk.

     g) The Shareholders understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the ZIM Shares.

     h) The Shareholders acknowledge that: (i) the ZIM Shares have not been and are not being registered under the provisions of the Securities Act and may not be transferred unless (A) subsequently registered thereunder or (B) the Shareholders shall have delivered to Purchaser an opinion of counsel, reasonably satisfactory in form, scope and substance to Purchaser, to the effect that the ZIM Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (ii) any sale of the ZIM Shares made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such ZIM Shares under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the Securities Act, may require compliance with some other exemption under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission ("SEC") promulgated thereunder.

     i) The Shareholders acknowledge and agree that until such time as the ZIM Shares have been registered under the Securities Act, the ZIM Shares shall bear a restrictive legend in substantially the following form:

                  THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

8. PURCHASER'S REPRESENTATIONS AND WARRANTIES.

As a material inducement to the Shareholders entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Shareholders are entering into this Agreement in reliance upon the representations and warranties of the Purchaser set forth in this Section 8, and notwithstanding any investigation made by or on behalf of the Shareholders in connection with the transactions herein contemplated, the Purchaser hereby represents and warrants to the Shareholders as follows (such representations and warranties being repeated at the Completion Date by reference to the facts and circumstances existing at that time).

8.1 Incorporation of Purchaser. The Purchaser is a corporation incorporated and validly subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power and authority and is qualified to purchase the Purchased Shares and to issue the Share Consideration. No act or proceeding has been taken by or against the Purchaser in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Purchaser nor has the Purchaser made any arrangement in favour of its creditors nor made a proposal for winding up or any voluntary or other arrangement to its creditors or any class thereof. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditor. No receiver has been appointed in respect of the Purchaser or any of its respective assets or the Share Consideration and no execution or distress has been levied on any of such assets of the Purchaser and/or the Share Consideration.

8.2 Authorization by Purchaser. The Purchaser has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under the Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

8.3 Enforceability of the Purchaser's Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or similar laws of any other applicable jurisdiction and will not become an insolvent person as a result of Completion

8.4 Consents and Approvals. All consents and approvals required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been obtained.

8.5 Notices. All notices required to be given by the Purchaser in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been given

8.6 Litigation. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before any regulatory body or governmental or non-governmental body pending or threatened by or against the Purchaser related to its business, operations or capital or the transactions contemplated by this Agreement, and to the best knowledge of the Purchaser, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation

8.7 Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Purchaser and the completion (with any required consents and approvals and notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

       (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Purchaser;

       (b) an event which, pursuant to the terms of any contract, license or permit, causes any right or interest of the Purchaser to come to an end or be amended in any way that is detrimental to the business of the Purchaser or entitles any other person to terminate or amend any such right or interest;

       (c) the creation or imposition of any lien, charge, encumbrance or security interest on any asset of the Purchaser; or

       (d)  the violation of any applicable law by the Purchaser

8.8 Common Shares. The common shares in the capital of the Purchaser comprising the Share Consideration will, on Completion, be validly issued and delivered by the Purchaser as fully paid and non-assessable shares in the capital of the Purchaser.

8.9 Purchaser Reports. The Purchaser has previously made available to each of the Shareholders complete and accurate copies of its annual financial statements for the year ended May 31, 2003, as filed with the SEC and its management information circular for the annual and special meeting of its shareholders dated November 17, 2003 (collectively, the "Purchaser Reports"). The Purchaser Reports did not contain any statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Purchaser contained in the Purchaser Reports fairly present, in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, in all material respects the financial condition of the Purchaser on a consolidated basis at the dates of such statements and the results of its operations and its cash flows for the periods covered thereby. Such financial statements consisting in each case of a balance sheet and the accompanying statements of income, retained earnings and changes in financial position for the period then ended and notes to such financial statements, together with the report of the auditors thereon are complete and accurate in all material respects.

8.10 Timely Disclosure. All material facts and material changes regarding the Purchaser or its securities, that have occurred since May 31, 2003 have been publicly disclosed in accordance with all applicable laws and there have been no material changes with respect to the Purchaser or its securities that have not been disclosed since that date

8.11 Registration Status. The Purchaser is a registrant under the United States Securities Exchange Act of 1934, as amended and is not required to be registered under any other statutory provisions to either (1) trade its shares and/or (2) conduct its business in both cases in the same manner as have been traded/conducted prior to the date of this Agreement.

8.12 Listing of Consideration Shares. The Purchaser shall, at the Completion Date, have obtained all regulatory consents necessary for the issue of the common shares in the capital of the Purchaser comprising the Share Consideration and shall arrange for the registration of such common shares with the SEC and the listing and posting for trading of such common shares on the Nasdaq Over the Counter Bulletin Board upon their issue following the Completion Date. The Purchaser agrees to use its best efforts to file with the SEC a registration statement under the Securities Act of 1933, as amended, to register the ZIM Shares with the SEC as soon as reasonably practicable following the closing of this transaction. The Purchaser also agrees to use its best efforts to cause such Registration Statement declared effective as soon as reasonably practicable. The Purchaser confirms that there is no matter known to the Purchaser which would prevent the ZIM Shares comprising the Share Consideration from being registered with the SEC and listed and posting for trading on the Nasdaq Over the Counter Bulletin Board.

8.13 No Cease Trade Order. No securities commission or other regulatory authority has issued any order preventing or suspending the trading of the Purchaser's securities or prohibiting the sale of the Consideration Shares to be delivered hereunder, and, to the Purchaser's knowledge, no proceedings for such purpose are pending or threatened.

8.14 No Material Fact or Matter. There is no fact, matter or anticipated event in the knowledge of the Purchaser, whether or not the same may (in accordance with all applicable legislation binding on the Purchaser) be confidential to the Purchaser and whether or not the Purchaser is under any obligation to disclose or make public knowledge, which would have the effect of or is reasonably anticipated as being likely to have the effect of materially reducing the share price of the Consideration Shares.

9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

9.1 The representations, warranties and covenants of each Shareholder contained in Section 7 and such representations, warranties and covenants of the Purchaser contained in Section 8 hereof shall survive the completion of the transactions contemplated herein and shall continue in full force and effect for the benefit of the Purchaser and the Shareholders (as the case may be) for a period of three (3) years following the Completion Date, after which time each Shareholder and the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any Claim (as defined herein) attested to by a party in writing before the expiration of such period, but the time limitations on the representations and warranties set forth in (i) Section 7 hereof which relate to tax matters which shall be time limited to six months following the statutory expiration of Claims thereon and (ii) Section 7.4 hereof, which shall be unlimited (save as prescribed by the Limitation Acts) as to their duration.

10.   INDEMNIFICATION

10.1 Indemnity. Each of the Purchaser, on the one hand, and/or the Shareholders, jointly and severally, on the other hand (each such party/person, an "Indemnifying Party"), shall indemnify and hold the Purchaser and/or the Shareholders (as the case may be) and the Shareholders or Purchaser's (as the case may be) affiliates and their respective directors, officers, employees, agents and representatives (the "Indemnified Parties") harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (each, a "Claim") which may be made or brought against any of the Indemnified Parties or which any of such Indemnified Parties may suffer or incur directly or indirectly as a result of, in respect of or arising out of any of the following (collectively, "Breaches"):

       (a) any incorrectness in or breach of any representation or warranty of the Purchaser or such Shareholder (as the case may be) contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

       (b) any breach of or any non-fulfillment of any covenant or agreement on the part of the Purchaser or such Shareholder (as the case may be) under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

10.2 Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to Section 10.1 hereof, such Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Parties. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that such information is available):

       (a) the factual basis for the Claim; and

       (b) the amount of the Claim, if known.

       The respective parties to this Agreement shall act in good faith and with all reasonable expedition in the provision of information and/or provision of such other assistance as shall be reasonably appropriate in the circumstances of any and each Claim. If, through the fault of an Indemnified Party, any Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the liability of such Indemnifying Party to such Indemnified Party hereunder shall be reduced by the amount of any losses incurred by such Indemnifying Party resulting from such Indemnified Party's failure to give such notice on a timely basis.

10.3 Direct Claims. In the case of a Direct Claim, each Indemnifying Party shall have thirty (30) days from receipt of notice of the Claim within which to make such investigation of the Claim as such Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to such Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as such Indemnifying Party may reasonably request, the Indemnified Party making the Indemnifying Party, subject to court or other applicable rules or legislation on disclosure, aware of any and all documentation information and/or other matters within the actual knowledge of the Indemnified Party which may be reasonably relevant to such Claim and/or the extent of loss arising in connection with such Claim. If both parties agree at or before the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, such Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration under the Arbitration Act 1996.

10.4 Third Party Claims. In the case of a Third Party Claim, each Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If any such Indemnifying Party elects to assume such control, such Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim to retain counsel to act on its behalf, provided that the reasonable and properly incurred fees and disbursements of such counsel shall be paid by the Indemnified Party unless any such Indemnifying Party consents to the retention of such counsel at its expense or unless named parties to any action or proceeding include both such Indemnifying Party and the Indemnified Party and a representation of both such Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall cooperate with any such Indemnifying Party as to permit such Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow such Indemnifying Party access on reasonable notice and take copies of all such documents and require its personnel to provide such statements as such Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. The respective parties, subject to court or other applicable rules or legislation on disclosure, shall make the other aware of any and all documentation information and/or other matters within their actual knowledge which may be reasonably relevant to such Claim and/or the extent of loss arising in connection with such Claim. If having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, any Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence and/or expedition, then such Indemnified Party shall be entitled to assume such control and such Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that
       (i) the Indemnified Party is required by applicable law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by either Company or (B) a Third Party Claim relating to any Material Contract which is necessary to the ongoing operations of either Company or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of such Company's or the Indemnified Party's major customers or to preserve the rights of such Company or the Indemnified Party under such a Material Contract, to make a reasonable and proper payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment (after giving reasonable notice appropriate in the circumstances of intention to do so) and each Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party of such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by any such Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to such Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and any such Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by a binding arbitration under the Arbitration Act 1996.

10.5 Settlement of Third Party Claims. If any Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.

10.6 Payment of Indemnification. The liability of any Indemnifying Party pursuant to the provisions of this Section 10 shall be limited

       (i) in the case of the Shareholders, in the aggregate, on the following basis

               (A) it is intended that the total liability of all of the Shareholders pursuant to this agreement shall not exceed the Purchase Price (here meaning the value thereof in the hands of the Shareholders as at the Completion Date) but as a proportion thereof is being paid by way of the Consideration Shares the Shareholders shall be protected as against a fall in the trading price of such shares. The Shareholders liability therefore, shall not exceed:

                    (i)  U.S.$250,000, plus

                    (ii) the value of the Consideration Shares at the Completion
                         Date, provided that such amount shall decline after each Claim is settled, determined or otherwise agreed from time to time, as provided in Section 10.6(i)(B) below.

               (B) Where a Claim or Claims are settled, determined or otherwise agreed in accordance with the terms of this agreement which exceed or in total the sum determined under sub-section 10.1(i)(A)(i) above then the following principles shall apply

               (C) On each occasion a Claim is settled determined or otherwise agreed falling within the principles set out in sub-section B above, there shall be undertaken the following calculation

                    (i)  A multiplied by B = Y

                    (ii) the parties shall then undertake the calculation

                Z minus [(A multiplied by D) minus (A multiplied by B)] = W

                Where
                A = the number of shares which the Shareholders would be required to sell in the open market to produce funds to meet such Claim; and

                B = the price of Common shares of the Purchaser on the Over the Counter Bulletin Board (or such other market upon which the common shares of the Purchaser may be generally traded at such time) on the day prior to the date when such Claim is finally settled determined or otherwise agreed and

                C = the number of Consideration Shares issued to the Shareholders under this Agreement ie 4,000,000

                D = the price of common shares of the Purchaser on the Over the Counter Bulletin Board on the date of Completion of this Agreement

                Y = the value of the Claim and

                W = the revised total liability of the Shareholders under sub-Section 10.1(i)(A)(ii) of this Agreement; and

                Z = (i) in the case of the first occasion the above calculation is undertaken under this Section the value of the Consideration Shares at the Completion Date (ie C multiplied by D) and (ii) on any subsequent occasion this calculation is effected the sum determined as being the revised liability of the Shareholders (ie W from the above calculation) as at the immediately preceding occasion the above calculation was effected.

             And such calculation shall be undertaken on each and every date a Claim is settled determined or otherwise agreed. For the avoidance of doubt there shall be no increase in the liability of the Shareholders if the market price of the Consideration Shares were to increase beyond the value of the Consideration Shares at the Completion Date.

         (ii) in the case of the Purchaser, to US$3,000,000.

       Any amount of the Purchase Price set off by the Purchaser against an Indemnifying Party's pro rata share thereof shall be either returned to the Purchaser for cancellation by the escrow agent under the Escrow Agreement, if still then applicable, or with respect to any part of the Share Consideration or Cash Consideration, paid in cash by the Indemnifying Party to the Purchaser.

10.7 Valuation of Share Consideration in the Event of Indemnification or Set Off. In the event that an Indemnified Party makes a Claim with respect to a Breach pursuant to Section 10 hereof, the value of any common share in the capital of the Purchaser comprising any portion of the Share Consideration transferable to an Indemnified Party hereunder shall for the purpose of determining value under Section 10.6 be adjusted to reflect any reclassification, subdivision consolidation stock dividend or other reorganization of the common shares in the capital of the Purchaser.

10.8 Matters disclosed. None of the Principal Shareholders shall be liable in respect of any claim under the Warranties and/or representations in
       Section 7 to the extent that the matter or matters giving rise to such claim are fully and fairly disclosed in the Schedules to this Agreement.

10.9 Minimal Claims. No party shall be liable under the provisions of this Agreement in respect of any claim for breach of representation and/or warranty unless the aggregate amount of such liability in respect of all such claims shall exceed fifteen thousand pounds sterling ((pound)15,000) in which event the Indemnified Party shall be entitled to recover the whole amount of the claims and not merely the excess over (pound)15,000.

10.10 Conclusion of Claims. Any Claim in respect of which notice shall have been given in accordance with this Section 10 shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied settled or withdrawn) if proceedings in respect of such Claim have not been issued and served on Indemnifying Party not later than the expiry date of the period of 9 months after the date of such notice of Claim

10.11 General Provisions with regard to Claims.

       a) If the Indemnifying Party pays an amount to the Indemnified Party in discharge of a Claim and the Indemnified Party subsequently recovers (whether by payment discount credit or otherwise) from a third party a sum which is directly referable to the subject matter of the Claim and which would not otherwise have been received by Indemnified Party, Indemnified Party shall pay to the Indemnifying Party an amount equal to

            (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery; or

            (ii) if less the amount paid by Indemnifying Party to the Indemnified Party in respect of such claim

       b) The Principal Shareholders shall have no liability (or such liability shall be reduced) in respect of any claim for breach of any of the warranties:

            (i) if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such Claim has been made in the Financial Statements (as defined in Section 7.5) and/or the latest accounts filed with Companies House in England and Wales of the Companies or either of them and is duly and properly recorded in the records of the Company made available to the Purchaser prior to Completion or where such provision or reserve is made and/or included in the 2004 Audited Financial Statements;

            (ii) if and to the extent that such claim occurs or is increased as a result of any change in legislation after the Completion Date (or any legislation not in force at the Completion Date) which takes effect retrospectively or the withdrawal after the Completion Date of any published concession or published general practice previously made by the Inland Revenue or other taxing authority;

            (iii) if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the Completion Date; or

            (iv) if and to the extent that such claim would not have arisen but for a change of accounting policy or practice of the Company after Completion.

       (c) To the extent actually received and enjoyed, the amount of any Claim for breach of the warranties shall take into account the amount of any relief from Taxation received, on the one hand, by the Companies, either of them and/or the Purchaser or, on the other hand, by the Principal Shareholders or any of them, arising by virtue of the loss or damage in respect of which the claim was made; and

       (d) Nothing within the provisions of this Agreement shall derogate from a party's obligation to mitigate any loss which it suffers in consequence of a breach of the warranties and representations made for its benefit hereunder.

11.   GENERAL

11.1 This Agreement, together with the delivery by the Shareholders of share certificates representing the Purchased Shares, shall constitute the actual conveyance of the Purchased Shares as of the Completion Date, but each party agrees with each other party to do, execute, acknowledge and deliver all such further documents, assignments, transfers, agreements and other assurances as may be reasonably necessary or desirable to give full effect to this Agreement

11.2 The parties hereto acknowledge that they have had an opportunity to obtain independent financial and/or legal advice before signing this Agreement and agrees that either such advice has been obtained or that they do not wish to seek or obtain such independent advice. The parties hereto acknowledge that they have read this Agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out the parties' understanding and intention. Each party acknowledges that they are relying on advice received from their own professional advisers' in connection with the terms of this Agreement.

11.3 Each party hereto shall be responsible for its own legal and other expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby

11.4 This Agreement shall be governed by and construed and interpreted in accordance with the laws of England and Wales. The parties hereto irrevocably submit to the exclusive jurisdiction of the Superior Court of England and Wales with respect to any and all matters relating to this Agreement and the transactions contemplated hereby save only where the specific provisions of this Agreement may require any matter to be determined by Arbitration

11.5 This Agreement is for the benefit of the parties and shall be binding upon their respective heirs, executors, administrators, successors and assigns, as applicable

11.6 Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

       (a) if to the Shareholders, to
                Stephen James Wright
                Via Carducci 25
                07041 Alghero (Sassari)
                Italy

                Fax: +39 079978026
                e-mail: swright@eplcommunications.com

            With a copy to:
                Lithgow Pepper & Eldridge
                84 Wimpole Street, London, W1G 9SE
                Attention:Stephen W Blair
                Telephone:020 7935 7964
                Facsimile:020 7935 2688

       (b) if to the Purchaser, to:

                ZIM Corporation
                20 Colonnade Road,
                Suite 200
                Ottawa, Ontario
                Canada K2E 7M6
                Attention:Michael Cowpland
                Telephone:+1-613-727-1397
                Facsimile:613-727-9868

            With a copy to:

                LaBarge Weinstein LLP
                515 Legget Drive, Suite 800
                Ottawa, Ontario, K2K 3G4, Canada
                Attention:Michael Dunleavy
        `       Telephone:1(613) 599-9600, ext. 268
                Facsimile:1 (613) 599-0018

       Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a business day and the communication is so delivered, faxed or sent before
       5.00 p.m. (Greenwich mean time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following business day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt thereof. Any party may from time to time change its address under this section by notice to the other party given in the manner provided by this section.

11.7 A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless delivered in writing signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respects of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature)

11.8 Each party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Sections 4 and 5 hereof and (b) the representations and warranties contained in Sections 7 and 8 hereof and the related indemnities in Section 10 hereof (which shall be subject to the special arrangements provided for in such section and in Section 9 hereof) shall forever survive the execution, delivery and performance of this Agreement, Completion and the execution, delivery and performance of any and all documents delivered in connection with this Agreement

11.9 Save in case of fraud or fraudulent misrepresentation, this Agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever no incorporated herein and made a part hereof. If any paragraph, section or portion in this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid paragraph, section or portion of this Agreement shall be deemed to be severed from the remainder of this Agreement. Upon execution of this Agreement, the Term Sheet shall be terminated and cease to be of any force and effect except only where such provisions of the Term Sheet are specifically incorporated herein.

11.10 Each party hereto shall promptly do, execute, deliver or cause to be done, executed and delivered such further acts, documents and things in connection with this Agreement that any other party hereto may reasonably require for the purposes of giving effect to this Agreement

11.11 This Agreement shall inure to the benefit of, and be binding on, the parties and their respective successors and permitted assigns. No party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations hereunder without the prior written consent of the other parties hereto

11.12 This Agreement may be signed by manual or facsimile signature in several counterparts of like form, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

11.13 a) Between the date hereof and February 28, 2004, or such earlier date as this Agreement is terminated in accordance with its terms (the "Expiration Date"), and subject to the Purchaser using reasonable endeavours to progress with the carrying out of all due diligence as soon as reasonably practicable, the Shareholders shall not, and shall cause the Companies to not, directly or indirectly, through any officer, employee, affiliate or agent of a Company or otherwise, take any action to solicit, initiate, seek, entertain, encourage, discuss or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition of a Company, any merger or consolidation with or involving a Company, or any acquisition of any material portion of the shares or assets of a Company. The Shareholders agree that any such negotiations (other than negotiations with the Purchaser) in progress as of the date hereof will be suspended during such period and that, in no event, shall either Company or any of the Shareholders accept or enter into an agreement concerning any such third party acquisition transaction during such period

       (b) Each Shareholder will notify (and will cause the Companies to notify) the Purchaser immediately after receipt by a Company (or any of its officers, directors, employees, affiliates or agents) and/or any such Shareholder of any unsolicited proposal for, or inquiry respecting, any third party acquisition transaction involving a Company or any request for non-public information in connection with such a proposal or inquiry, or for access to the properties, books or records of a Company by any person, or entity that informs a Company and/or any such Shareholder that it is considering making, or has made, such a proposal or inquiry. Such notice to the Purchaser shall be in writing and shall indicate the identity of the person making the proposal or inquiry but and the Shareholders shall not be obliged to disclose to the Purchaser the terms and conditions of such proposal and/or inquiry.

11.14 If the transactions contemplated by this Agreement are not Completed, except as provided below, each party shall bear its own fees and expenses incurred in connection therewith. If the transactions contemplated by this Agreement are consummated,

      (1) the Purchaser shall be responsible for (a) all fees and expenses of the Purchaser's agents, representatives, advisors and counsel in preparing this Agreement, the Escrow Agreement including the fees of the Escrow Agent, and the other agreements and documents contemplated hereby and thereby, and (b) all audit and other accounting-related fees and expenses incurred by any party in connection with this Agreement and the transactions contemplated hereby, and

      (2) the Shareholders shall be responsible for (a) all fees and expenses of their and the Corporation's agents, representatives, advisors and counsel in connection with this Agreement and the transactions contemplated hereby, and (b) all other fees and expenses of the Shareholders and the Corporation in connection with this Agreement and the transactions contemplated hereby not otherwise expressed to be payable by the Purchaser under this Section 11.14.

            Notwithstanding the foregoing, it is understood that the Purchaser has placed in escrow with its legal counsel the sum of US$35,000 which may be paid to Shareholders' Solicitor on account of the Shareholders' costs in these transactions under the circumstances described in the Term Sheet and the Direction referred to therein.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

SIGNED as a Deed by                 )
MARIA VENDONE in the presence of    )
                                    )
/s/ Racano Marco                    )     /s/ Maria Vendone
-------------------------           )     ------------------------
Witness                             )     MARIA VENDONE
                                    )
SIGNED as a Deed by                 )
STEPHEN WRIGHT in the presence of   )
                                    )
/s/ Stephen Blair                   )     /s/ Stephen Wright
-------------------------           )     ------------------------
Witness                             )     STEPHEN WRIGHT
                                    )
SIGNED as a Deed by MARIA VENDONE   )
and STEPHEN WRIGHT (as Trustees of  )
Enrico Wright) in the presence of   )
                                    )
/s/ Stephen Blair                   )     /s/ Maria Vendone Stephen Wright
-------------------------           )     ------------------------
Witness                             )     MARIA VENDONE AND
                                    )         STEPHEN WRIGHT
SIGNED as a Deed by CHRISTIAN       )
GOLDSBROUGH in the presence of      )
                                    )
/s/ Stephen Blair                   )     /s/ Christian Goldsbrough
-------------------------           )     ------------------------
Witness                             )     CHRISTIAN GOLDSBROUGH
                                    )

EXECUTED as its Deed by
FINELOOK LIMITED acting by


Director:  /s/ Gianni Vendone
           ------------------------

Secretary: /s/ Anna Vendone
           ------------------------
                                           ZIM CORPORATION

                                    By:    /s/ Michael Cowpland
                                           ------------------------------
                                    Name:  Michael Cowpland
                                           ------------------------------
                                    Title: President and CEO
                                           ------------------------------

                           INDEX AND TABLE OF CONTENTS



1.  PURCHASE AND SALE.............................................2


2.  PURCHASE PRICE AND PAYMENT....................................2


3.  COMPLETION....................................................3


4.  DUE DILIGENCE.................................................6


5.  CONDITIONS FOR THE BENEFIT OF THE PURCHASER...................8


6.  CONDITIONS FOR THE BENEFIT OF THE SHAREHOLDERS...............11


7. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS.14


8.  PURCHASER'S REPRESENTATIONS AND WARRANTIES...................36


9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................39


10.   INDEMNIFICATION............................................40


11.   GENERAL....................................................47


SCHEDULES